NOTICE OF FULL REDEMPTION AMERANT BANCORP INC. ("Company") 5.75% Senior Notes due 2025 ("Notes") Indenture dated as of June 23, 2020 ("Indenture") First Supplemental Indenture dated as of June 23, 2020 ("Supplemental Indenture") CUSIP # 023576 AA9* AMERANT BANCORP INC. hereby gives notice of its election, pursuant to Section 3.01 of the Supplemental Indenture, to redeem, on April 1, 2025, all outstanding Notes ("Redemption"). This Notice is being provided by the Company pursuant to Section 11.4 of the Indenture and Section 3.01 of the Supplemental Indenture. Capitalized terms used but not defined herein shall have the meanings given thereto in the Indenture. Please note the following information with respect to the Redemption: 1. Redemption Date: April 1, 2025. 2. Redemption Price: 100% of the principal amount of each Note being redeemed, plus accrued and unpaid interest thereon. The Redemption Price shall become due and payable on the Redemption Date. 3. Full Redemption: The entire principal amount of all Notes outstanding shall be redeemed. 4. CUSIP # 023576 AA9* 5. Interest Accrual: Interest on the Notes will cease to accrue on and after the Redemption Date. 6. Paying Agent: The Bank of New York Mellon 240 Greenwich Street New York, NY 10286 7. Additional Information: The Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for Redemption. Unless the Company defaults in making such redemption payment, interest on the Notes called for redemption ceases to accrue on and after the Redemption Date. The address for delivery of the Notes is as follows: Registered or Certified Mail: The Bank of New York Mellon Attn: Transfers/Redemptions 2322 French Settlement Rd. Regular Mail or Courier: The Bank of New York Mellon Attn: Transfers/Redemptions 2322 French Settlement Rd. In Person by Hand Only: The Bank of New York Mellon Attn: Transfers/Redemptions 2322 French Settlement Rd.

Notice of Redemption AMERANT BANCORP INC. – 5.75% Senior Notes due 2025 2 Building 100 Dallas, TX 75212 Building 100 Dallas, TX 75212 Building 100 Dallas, TX 75212 *This CUSIP Number has been assigned to this issue by Standard & Poor's Corporation and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP Number, nor is any representation made as to its correctness on any Note or as indicated in any redemption notice. Under the U.S. federal tax laws, a U.S. holder of the Notes may be subject to information reporting requirements and backup withholding (currently at a rate of 24%) with respect to the receipt of the Redemption Price unless the U.S. holder (i) is an exempt recipient and, when required, properly establishes its exemption or (ii) in the case of backup withholding, provides the Paying Agent a correct Taxpayer Identification Number and makes certain certifications under penalties of perjury on IRS Form W-9. Backup withholding is not an additional tax and any amount withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the U.S. Internal Revenue Service. Different rules may apply to non-U.S. holders and non-U.S. holders are encouraged to consult their own tax advisors as to their qualification for exemption from backup withholdings and the procedure for obtaining such exemption. AMERANT BANCORP INC. By: /s/ Sharymar Calderon Name: Sharymar Calderon Title: SEVP & Chief Financial Officer March 3, 2025